Exhibit 99.2

MOODY’S CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

As used in this report, except where the context indicates otherwise, the terms “Moody’s” or the “Company” refer to Moody’s Corporation, a Delaware corporation, and its subsidiaries.

On May 15, 2017, Moody’s and Moody’s Holdings N.L. B.V. (the “Buyer”) entered into a Securities Purchase Agreement (the “SPA”) with Yellow Maple I B.V., an indirect parent company of Bureau van Dijk Electronic Publishing B.V. (“Bureau van Dijk”), Yellow Maple Syrup I B.V., and Yellow Maple Syrup II B.V. (collectively the “Target Companies”) and Yellow Maple Coöperatief U.A., Yellow Maple Holding Guernsey Limited, CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP, Broad Street Principal Investments LLC, HX Luxembourg I S.À. R.L. and the other sellers identified in the SPA (collectively the “Sellers”). Bureau van Dijk, is a provider of business intelligence and company information products. As used in this report, except where the context indicates otherwise, Bureau van Dijk refers to Yellow Maple I B.V.

On August 10, 2017 (the “Acquisition Date”), the Buyer completed the acquisition of Bureau van Dijk, by the purchase of all of the issued and outstanding securities of the Target Companies pursuant to the SPA (“the Acquisition”) for a total purchase price of €3.015 billion ($3.542 billion), comprised of €2.292 billion ($2.692 billion) in cash and retirement of approximately €723 million ($850 million) of outstanding indebtedness of the Target Companies.

The following unaudited pro forma condensed combined financial statements are presented in accordance with the rules specified by Article 11 of Regulation S-X promulgated by the SEC and have been prepared using the acquisition method of accounting under U.S. GAAP. The unaudited pro forma condensed combined financial statements are based on Moody’s historical consolidated financial statements and Bureau van Dijk’s historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of Bureau van Dijk. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 give effect to the Acquisition as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 gives effect to the Acquisition as if it had occurred on June 30, 2017.

The historical financial statements of Bureau van Dijk have been prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The pro forma financial information reflects certain adjustments to Bureau van Dijk’s financial statements to align those financial statements with the Company’s accounting policies based on U.S. GAAP. In addition, Bureau van Dijk’s historical financial statements have been translated from euros to U.S. dollars using historical exchange rates as discussed further in Note 2 to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on the best estimate of management, but is subject to adjustment during the measurement period (up to one year from the Acquisition Date) to reflect new information obtained about facts and circumstances that existed as of the Acquisition Date. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of Moody’s future operating results, and do not include the impact of any (i) cost or revenue synergies; (ii) potential restructuring actions or (iii) non-recurring transaction-related costs.

The unaudited pro forma condensed combined financial statements, including the related notes, are derived from, and should be read in conjunction with: (i) Moody’s audited consolidated financial statements available on Form 10-K for the year ended December 31, 2016 ; (ii) Moody’s unaudited condensed consolidated financial statements, which are available in its Quarterly Report on Form 10-Q for the period ended June 30, 2017; (iii) Bureau van Dijk ’s audited consolidated financial statements for the year ended December 31, 2016 and 2015, which are available in Exhibit 99.1 to this Moody’s Current Report on Form 8-K/A filed with the SEC; and (iv) the accompanying notes to these unaudited pro forma condensed combined financial statements. Certain financial information of Bureau van Dijk as presented in its consolidated financial statements have been reclassified to conform to the historical presentation of the Company’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. Refer to in Note 6 to the unaudited pro forma condensed combined financial statements for further information on these reclassifications.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2017

(Amounts in millions, except share and per share data)

	Moody’s Historical	Bureau van Dijk Historical (U.S. GAAP)	Pro Forma Adjustments (Note 5)	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,280.9	$38.2	$(2,517.6)	[a]	$801.5
Short-term investments	86.3	—	—		86.3
Accounts receivable, net of allowances	916.5	100.5	—		1,017.0
Other current assets	275.4	37.0	(46.7)	[a] [m]	265.7

Total current assets	4,559.1	175.7	(2,564.3)		2,170.5
Property and equipment, net	329.7	3.9			333.6
Goodwill	1,054.5	1,071.3	1,598.4	[b]	3,724.2
Intangible assets, net	287.1	746.5	566.2	[c]	1,599.8
Deferred tax assets, net	135.3	2.3	(0.8)	[g]	136.8
Other assets	170.6	1.1	—		171.7

Total assets	$6,536.3	$2,000.8	$(400.5)		$8,136.6

LIABILITIES, NONCONTROLLING INTERESTS AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$490.4	$45.1	$43.8	[a] [d] [e]	$579.3
Commercial paper	—	—	414.1	[e]	414.1
Deferred revenue	746.8	165.7	(56.8)	[f]	855.7

Total current liabilities	1,237.2	210.8	401.1		1,849.1
Non-current portion of deferred revenue	132.2	3.7	(1.3)	[f]	134.6
Long-term debt	4,887.1	2,207.8	(1,708.5)	[e]	5,386.4
Deferred tax liabilities, net	107.6	94.3	252.1	[g]	454.0
Unrecognized tax benefits	213.6	94.0	—		307.6
Other liabilities	426.1	16.2	(8.0)	[h] [i]	434.3

Total liabilities	7,003.8	2,626.8	(1,064.6)		8,566.0
Contingencies	—	—	—		—
Shareholders’ deficit:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; no shares issued and outstanding	—	—	—		—
Series common stock, par value $.01 per share; 10,000,000 shares authorized; no shares issued and outstanding	—	—	—		—
Common stock, par value $.01 per share; 1,000,000,000 shares authorized; 342,902,272 shares issued at June 30, 2017	3.4	4.8	(4.8)	[j]	3.4
Capital surplus	465.5	—			465.5
Retained earnings (deficit)	7,269.6	(629.3)	667.4	[a] [j]	7,307.7
Treasury stock, at cost; 151,865,749 shares of common stock at June 30, 2017	(8,108.6)	—	—		(8,108.6)
Accumulated other comprehensive loss	(309.7)	(1.5)	1.5	[j]	(309.7)

Total Moody’s shareholders’ deficit	(679.8)	(626.0)	664.1		(641.7)
Noncontrolling interests	212.3	—	—		212.3

Total shareholders’ deficit	(467.5)	(626.0)	664.1		(429.4)

Total liabilities, noncontrolling interests and shareholders’ deficit	$6,536.3	$2,000.8	$(400.5)		$8,136.6

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six Months Ended June 30, 2017

(Amounts in millions, except per share data)

	Moody’s Historical	Bureau van Dijk Historical (U.S. GAAP)	Pro Forma Adjustments (Note 5)	Notes	Pro Forma Combined
Revenue	$1,975.7	$140.7	$(1.1)	[f]	$2,115.3

Expenses
Operating	563.2	55.7	—		618.9
Selling, general and administrative	439.6	23.0	—		462.6
Depreciation and amortization	65.4	26.4	7.3	[c]	99.1
Acquisition-Related Expenses	6.6	0.8	(7.4)	[d]	—

Total expenses	1,074.8	105.9	(0.1)		1,180.6

Operating income	900.9	34.8	(1.0)		934.7

Non-operating (expense) income, net
Interest expense, net	(87.4)	(116.2)	101.8	[e]	(101.8)
Other non-operating income (expense), net	(1.1)	13.5	(2.6)	[h]	9.8
Purchase Price Hedge Gain	41.2	—	(41.2)	[k]	—
CCXI Gain	59.7	—	—		59.7

Non-operating (expense) income, net	12.4	(102.7)	58.0		(32.3)

Income (loss) before provision for income taxes	913.3	(67.9)	57.0		902.4
Provision for income taxes	253.8	16.8	(26.8)	[l]	243.8

Net income (loss)	659.5	(84.7)	83.8		658.6
Less: Net income attributable to noncontrolling interests	1.7	—	—		1.7

Net income (loss) attributable to Moody’s	$657.8	$(84.7)	$83.8		$656.9

Earnings per share
Basic	$3.44				$3.44

Diluted	$3.39				$3.38

Weighted average shares outstanding
Basic	191.1				191.1

Diluted	194.1				194.1

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2016

(Amounts in millions, except per share data)

	MCO Historical	Burea van Dijk Historical U.S. GAAP	Pro Forma Adjustments Note 5	Notes	Pro Forma Combined
Revenue	$3,604.2	$279.9	$(58.3)	[f]	$3,825.8

Expenses
Operating	1,026.6	98.8			1,125.4
Selling, general and administrative	936.4	56.8	(6.3)	[d] [m]	986.9
Restructuring	12.0	—			12.0
Depreciation and amortization	126.7	53.7	14.4	[c]	194.8
Settlement Charge	863.8	—	—		863.8

Total expenses	2,965.5	209.3	8.1		3,182.9

Operating income (loss)	638.7	70.6	(66.4)		642.9

Non-operating (expense) income, net
Interest expense, net	(137.8)	(217.5)	173.2	[e]	(182.1)
Other non-operating income, net	57.1	7.0	1.1	[h]	65.2

Non-operating (expense) income, net	(80.7)	(210.5)	174.3		(116.9)

Income (loss) before provision for income taxes	558.0	(139.9)	107.9		526.0
Provision for income taxes	282.2	35.7	(41.7)	[l]	276.2

Net income (loss)	275.8	(175.6)	149.6		249.8
Less: Net income attributable to noncontrolling interests	9.2	—	—		9.2

Net income (loss) attributable to Moody’s	$266.6	$(175.6)	$149.6		$240.6

Earnings per share
Basic	$1.38				$1.25

Diluted	$1.36				$1.23

Weighted average shares outstanding
Basic	192.7				192.7

Diluted	195.4				195.4

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(tabular dollar amounts in millions except exchange rate data)

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements were derived from the historical audited consolidated financial statements and unaudited condensed consolidated financial statements of Moody’s and Bureau van Dijk, and give effect to the Acquisition: (i) as if it occurred on January 1, 2016 with respect to the unaudited pro forma condensed combined statements of operations and (ii) as if the Acquisition occurred on June 30, 2017 with respect to the unaudited pro forma condensed combined balance sheet.

The pro forma adjustments are based upon available information and assumptions about events that are: (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) in the case of the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the operations of Moody’s.

Certain reclassifications have been made to Bureau van Dijk’s historical financial information to conform to Moody’s financial statement presentation. Such reclassifications had no effect on Bureau van Dijk’s previously reported financial results. Refer to Note 6 for further information on these reclassifications.

NOTE 2. FOREIGN CURRENCY TRANSLATION

The Bureau van Dijk historical financial information and pro forma adjustments have been translated from euro to U.S. dollars using historical exchanges rates. The average exchange rates applicable to Bureau van Dijk during the periods presented for the unaudited pro forma condensed combined statements of operations and the period end exchange rate for the unaudited pro forma condensed combined balance sheet are as follows:

Period Presented	Exchange rate	Euro / U.S. Dollar
June 30, 2017	Period end spot rate	$1.1406 to €1
Six Months Ended June 30, 2017	Average spot rate	$1.0873 to €1
Year Ended December 31, 2016	Average spot rate	$1.1051 to €1

NOTE 3. IFRS TO U.S. GAAP ADJUSTMENTS

The following adjustments have been made to align the Bureau van Dijk IFRS financial information on a consistent basis with Moody’s U.S. GAAP accounting policies:

Capitalized Software Development Costs

Adjustments were recorded to operating expenses on Bureau van Dijk’s historical statements of operations to expense $8.1 million and $15.2 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, relating to software development costs incurred by Bureau van Dijk which were capitalized under IFRS but should be expensed under U.S. GAAP. In addition, adjustments were recorded to eliminate the amortization of those capitalized costs recorded within depreciation and amortization during those periods in the amounts of $6.5 million and $11.9 million, respectively. These adjustments resulted in a net increase to total expenses of $1.6 million and $3.3 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. A corresponding $32.5 million adjustment has also been made to Bureau van Dijk’s historical balance sheet as of June 30, 2017 to eliminate the unamortized capitalized software development asset.

Revenue recognition

Adjustments of $1.7 million and $(5.8) million have been recorded to increase (decrease) revenue for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, to conform with the Company’s U.S. GAAP revenue recognition policies, primarily with respect to the period of recognition, as well as the impact of foreign exchange. Additionally, a $4.2 million decrease to deferred revenue was recorded on the balance sheet as of June 30, 2017.

Sales commissions

An adjustment of $0.2 million has been recorded to reduce selling, general and administrative costs for the six months ended June 30, 2017 related to sales commissions that were expensed under IFRS, but would have been capitalized and amortized under U.S. GAAP. Additionally, an adjustment was recorded on the balance sheet as of June 30, 2017 to capitalize $5.5 million of sales commissions in other current assets.

Pension and other retirement benefits

Adjustments were made to Bureau van Dijk’s pension liability to account for pension and other retirement plans in accordance with U.S. GAAP. Adjustments of $0.2 million and $(0.9) million were recorded to increase (decrease) operating expenses for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. Additionally, an adjustment of $1.8 million to increase other liabilities was made to the June 30, 2017 balance sheet.

Accrued and prepaid expenses

Adjustments of $3.4 million and $0.2 million were recorded to increase operating expenses for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, to accrue certain costs in accordance with the Company’s U.S. GAAP accounting policies. Additionally, corresponding entries were recorded to the June 30, 2017 balance sheet to decrease other current assets and increase accounts payable and accrued liabilities by $0.8 million and $1.9 million, respectively. The $1.9 million increase to accounts payable and accrued liabilities is net of a $0.8 benefit to income taxes payable related to the adjustments made to align with Moody’s U.S. GAAP accounting policies.

Income taxes

A $94.0 million adjustment was made to the balance sheet at June 30, 2017 to record a reserve for unrecognized tax benefits based on the Company’s assessment of uncertain tax positions at Bureau van Dijk based on the recognition and measurement principles under U.S. GAAP. An adjustment was also made to accrue tax-related penalties of $0.7 million and $2.8 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, within other non-operating income, net and to accrue $4.7 million of tax-related interest within other liabilities. In addition, adjustments are reflected to increase Bureau van Dijk’s provision for income taxes for $9.4 million and $23.5 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, to conform with the aforementioned accounting for unrecognized tax benefits. Furthermore, adjustments were made to decrease deferred tax assets and deferred tax liabilities by $1.1 million and $2.8 million, respectively, related to the aforementioned adjustments made to align with Moody’s U.S. GAAP accounting policies

NOTE 4. PRELIMINARY PURCHASE PRICE ALLOCATION

The acquisition of Bureau van Dijk has been accounted for as a business combination using the acquisition method of accounting, which results in acquired assets and assumed liabilities being measured at their estimated fair values as of the acquisition date. This allocation is dependent upon completion and management review of the valuation of acquired intangible assets and Bureau van Dijk’s balance sheet at the acquisition date, including the estimated useful lives of acquired intangible assets, which have not been finalized as of the filing of this Form 8-K/A. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

Shown in the following table is the preliminary purchase price allocation, which summarizes the fair value of the assets and liabilities assumed, including a preliminary estimate of the useful lives of acquired intangible assets, at the acquisition date (assumed to be on June 30, 2017 with respect to the unaudited pro forma condensed combined balance sheet):

	(in millions)
Current assets		$170.2
Property and equipment, net		3.9
Intangible assets :
Customer relationships (23 year weighted average life)	$969.5
Product technology (12 year weighted average life)	250.9
Trade name (18 year weighted average life)	79.8
Database (10 year weighted average life)	12.5

Total intangible assets		1,312.7
Other assets		2.6
Goodwill		2,669.7
Deferred revenue		(108.9)
Other current liabilities		(57.2)
Deferred tax liabilities, net		(346.4)
Other liabilities		(104.6)

Net assets acquired		$3,542.0

NOTE 5. PRO FORMA ADJUSTMENTS

The following pro forma adjustments were included in the unaudited pro forma condensed combined financial statements:

(a)	Cash

Represents the portion of the purchase price paid with cash on hand of $2,628.7 million net of the cash received of $111.1 million related to the purchase price hedge gain (see Pro Forma Adjustment Note (k) below), $41.2 million of which was included within other current assets on the balance sheet as of June 30, 2017. A $69.9 million gain on the purchase price hedge recorded during the third quarter of 2017 was reflected in retained earnings, net of the $25.5 million of income taxes payable on the gain which was included as an increase to accounts payable and accrued liabilities. The $2,628.7 million of cash on hand used to finance the acquisition includes $985.9 million in proceeds from senior note issuances which occurred during the second quarter of 2017 as further discussed in Pro Forma Adjustment Note (e).

(b)	Goodwill

Adjustment represents the estimated fair value of the goodwill of $2,669.7 million resulting from the Acquisition, net of Bureau van Dijk’s historical goodwill of $1,071.3 million.

(c)	Intangible assets

Adjustment reflects the estimated fair value of the acquired identified intangible assets and an estimate of their useful lives, as noted in the table below, on the unaudited pro forma condensed combined balance sheet and related amortization of those intangible assets on the unaudited pro forma condensed combined statements of operations. The fair value of the identified intangible assets and the estimated useful lives were determined primarily using the income approach.

The following table summarizes the estimated fair values and estimated useful lives of Bureau van Dijk’s identifiable intangible assets and assumes a straight-line method of amortization:

			Amortization Expense
(amounts in millions)	Fair value	Weighted Avg. Useful Life	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Customer relationships	$969.5	23 years	$20.1	$40.8
Product technology	250.9	12 years	$10.0	20.3
Trade name	79.8	18 years	$2.1	4.3
Database	12.5	10 years	$0.6	1.2

	$1,312.7		$32.8	$66.6
Historical Bureau van Dijk carrying value and amortization expense	(746.5)		(25.5)	(52.2)

Pro forma adjustments	$566.2		$7.3	$14.4

(d)	Transaction costs

The Company incurred $12.8 million in transaction costs directly related to the Bureau van Dijk acquisition, of which $6.6 million were recorded during the six months ended June 30, 2017 and $6.2 million were incurred subsequent to June 30, 2017. In addition, Bureau van Dijk incurred $14.4 million in transaction costs directly related to the Acquisition, of which $0.8 million was incurred in both the six months ended June 30, 2017 and the year ended December 31, 2016, and $12.8 million of transaction costs were incurred subsequent to June 30, 2017. These costs included legal and consulting fees, accounting fees and investment banking fees.

The Company recorded an adjustment to accounts payable and accrued liabilities on the balance sheet as of June 30, 2017 for all factually supportable transaction costs not yet recognized as of the balance sheet date. These costs are non-recurring in nature, accordingly they were not included in the pro forma income statements and all of the aforementioned non-recurring transaction costs recorded during the six months ended June 30, 2017 and the year ended December 31, 2016 were eliminated.

(e)	Debt financing

The Company partially funded the Acquisition through the issuance of $1.9 billion of debt (net of total debt discounts and debt issuance costs totaling $15.8 million) from the following sources:

(dollar amounts in millions)
Source	Wtd Avg Interest Rate	Face Value
2017 Private Placement Notes Due 2023	2.625%	$500.0
2017 Private Placement Notes Due 2028	3.250%	500.0
2017 Term Loan Facility Due 2020	2.437%	500.0
Commercial Paper (7 - 90 days)	1.501%	415.0

The 2017 Private Placement Notes Due 2023 and 2028 were issued during the second quarter of 2017 and therefore, the associated carrying value of these issuances are included in Moody’s historical balance sheet at June 30, 2017.

Adjustments have been made to the pro forma condensed combined balance sheet at June 30, 2017 to reflect the elimination of Bureau van Dijk’s existing debt and shareholder loans which were extinguished upon completion of the Acquisition. Adjustments were also made to reflect additional financing by Moody’s under the 2017 Term Loan Facility and the Company’s commercial paper program during the third quarter of 2017 which were used to partially finance the Acquisition as follows:

(amounts in millions)	Commercial paper	Long-term debt
Decrease for the extinguishment of existing Bureau van Dijk debt (1)	$—	$(2,207.8)
Increase for issuance of new Moody’s debt (2)	414.1	499.3

Net increase (decrease) in debt	$414.1	$(1,708.5)

(1)	Net of approximately $6.1 million for issuance discount and capitalized debt issuance costs.
(2)	Net of approximately $1.6 million for issuance discount and capitalized debt issuance costs.

The net decrease to interest expense, net resulted from the following:

1.	elimination of interest expense on Bureau van Dijk’s outstanding debt and interest rate hedging-related obligations which were extinguished at the Acquisition Date (Bureau van Dijk’s debt-related hedging instruments are discussed in Pro Forma Note (h));

2.	elimination of fees related to the bridge financing facility Moody’s had in place prior to securing permanent financing for the Acquisition, which is included in Moody’s historical results for the six months end June 30, 2017. As this bridge facility was terminated and replaced by long-term financing prior to the Acquisition Date, fees relating to this facility will not have a continuing impact on Moody’s operations; and

3.	the addition of interest expense on new Moody’s debt to finance the Acquisition that is expected to have a continuing impact on the Company beyond twelve months.

Amounts relating to these adjustments to interest expense, net are summarized in the table below:

(amounts in millions)	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Elimination of interest expense and amortization of debt issuance costs — outstanding Bureau van Dijk debt	$(113.1)	$(213.7)
Elimination of interest expense on Bureau van Dijk interest rate hedges	(3.1)	(4.8)
Elimination of debt issuance costs associated with Moody’s bridge financing	(5.7)	—
Addition of interest expense and amortization of debt discount and debt issuance costs on new Moody’s debt (1)	20.1	45.3

Total pro forma adjustments	$(101.8)	$(173.2)

(1)	Pro forma adjustment excludes $1.6 million of interest expense for debt issued in the second quarter of 2017 to finance the Acquistion, which is recorded in Moody’s historical results for the six months ended June 30, 2017.

In addition, accrued interest of $0.7 million on Bureau van Dijk’s debt was eliminated from the pro forma condensed combined balance sheet at June 30, 2017.

(f)	Deferred revenue

Represents an estimated $58.1 million adjustment to decrease the deferred revenue obligation assumed in the Acquisition to a fair value of $111.3 million, of which $56.8 million is classified as current and $1.3 million is classified as non-current deferred revenue, respectively. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin. This adjustment will reduce revenue related to the performance obligations as services are provided beyond twelve months. Accordingly, there is a pro forma adjustment to reduce revenue by $1.1 million for the six months ended June 30, 2017 and $58.3 million for the year ended December 31, 2016.

(g)	Deferred taxes

A $346.4 million deferred tax liability has been established based primarily upon the difference between the book and tax basis of acquired intangible assets resulting from the Acquisition as presented in Note (c). The pro forma adjustment of $252.1 million primarily relates to the $328.2 million deferred tax liability associated with the acquired intangibles partially offset by an $89.5 million deferred tax liability recorded in Bureau van Dijk’s historical balance sheet. An adjustment of $13.4 million was also recorded to establish a deferred tax liability associated with the deferred revenue adjustment discussed in Note (f). In addition, an adjustment was made to reduce the Bureau van Dijk deferred tax asset by $0.8 million primarily related to the adjustment of deferred revenue to fair value. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(h)	Debt-related hedging instruments

Includes a pro forma adjustment to eliminate the $7.2 million liability included in the unaudited pro forma condensed combined balance sheet related to Bureau van Dijk’s outstanding interest rate hedges associated with its existing debt arrangements, both of which were extinguished upon the completion of the Acquisition.    In addition, the gain (loss) for the six months ended June 30, 2017 and the year ended December 31, 2016 of $2.6 million and $(1.1) million on the unaudited pro forma condensed combined statement of operations with respect to Bureau van Dijk’s existing interest rate hedges was eliminated as it is not expected to have a continuing impact on Moody’s results of operations.

(i)	Deferred rent liability

Includes a $0.8 million adjustment to reduce Bureau van Dijk’s historical deferred rent liability balance to fair value.

(j)	Shareholders’ deficit

These adjustments represent (a) elimination of Bureau van Dijk’s historical common stock, retained losses and other comprehensive loss, (b) an increase to Moody’s retained earnings for the portion of the gain on the purchase price hedge not yet recognized (net of taxes) as of June 30, 2017 and (c) a reduction to retained earnings for transaction costs which were incurred after June 30, 2017.

(k)	Purchase price hedge gain

Adjustment to eliminate a $41.2 million gain on the FX collar entered into to hedge the euro denominated purchase price for Bureau van Dijk which will not have a continuing impact on Moody’s combined statements of operations.

(l)	Provision for income taxes

The above adjustments with respect to Bureau van Dijk’s financial statements have been tax effected using their effective tax rate of 23% or the prevailing statutory rate where a specific tax jurisdiction associated with adjustment was identifiable. The above adjustments with respect to Moody’s financial statements primarily reflect the estimated blended federal and state statutory tax rate of 38.5% for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively. The weighted-average statutory tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, repatriation decisions, cash needs, the geographical mix of income and changes in tax law.

(m)	Deferred sales commission

Includes the impact of a $5.5 million adjustment to reduce Bureau van Dijk’s acquisition date deferred sales commission asset to fair value on the unaudited pro forma condensed combined balance sheet as of June 30, 2017. A corresponding $5.5 million adjustment was recorded to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 to reduce selling, general and administrative expenses for the effects of the reduction in deferred sales commission balance.

NOTE 6. RECLASSIFICATION TO BUREAU VAN DIJK’S HISTORICAL FINANCIAL STATEMENTS

Certain reclassifications have been made to Bureau van Dijk’s historical financial statements to conform to Moody’s financial statement presentation.

The following tables present Bureau van Dijk’s balance sheet in the format presented under IFRS next to Moody’s format after reclassifications have been made to conform with the presentation under U.S. GAAP.

Bureau van Dijk Historical U.S. GAAP before reclassifications (in millions)
June 30, 2017
Assets
Property, plant and equipment	$3.9
Intangible assets and goodwill	1,817.8
Non-current receivables	1.1
Deferred tax assets	2.3

Non-current assets	1,825.1

Trade and other receivables	100.5
Prepayments and deferred costs	37.0
Cash and cash equivalents	38.2

Current assets	175.7

Total assets	$2,000.8

Liabilities
Bank loan	$817.7
Shareholder loan	1,390.1
Deferred tax liabilities	94.3
Derivatives	7.2
Employee benefits	2.9
Provisions	100.1

Non-current liabilities	2,412.3

Trade payables	31.4
Current income taxes payable	10.6
Other interest expenses payable	0.7
Deferred revenue	169.4
Other current payables	2.4

Current liabilities	214.5

Total Liabilities	2,626.8

Equity
Share capital	4.8
Reserves	(1.5)
Retained earnings	(629.3)

Total equity	(626.0)

Total equity and liabilities	$2,000.8

Bureau van Dijk Historical U.S. GAAP after reclassifications (in millions)
June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$38.2
Accounts receivable, net of allowances	100.5
Other current assets	37.0

Total current assets	175.7

Property and equipment, net	3.9
Goodwill	1,071.3
Intangible assets, net	746.5
Deferred tax assets, net	2.3
Other assets	1.1

Total assets	$2,000.8

LIABILITIES, NONCONTROLLING INTERESTS AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$45.1
Deferred revenue	165.7

Total current liabilities	210.8

Non-current portion of deferred revenue	3.7
Long-term debt	2,207.8
Deferred tax liabilities, net	94.3
Unrecognized tax benefits	94.0
Other liabilities	16.2

Total liabilities	2,626.8

Shareholders’ deficit:
Common stock	4.8
Retained earnings	(629.3)
Accumulated other comprehensive loss	(1.5)

Total Moody’s shareholders’ deficit	(626.0)

Noncontrolling interests
Total shareholders’ deficit	(626.0)

Total liabilities, noncontrolling interests and shareholders’ deficit	$2,000.8

The following tables present Bureau van Dijk’s statements of operations in the format presented under IFRS next to Moody’s format after reclassifications have been made to conform with the presentation under U.S. GAAP.

Burea van Dijk Historical U.S. GAAP before reclassifications (in millions)
	Six months ended June 30, 2017	Year ended December 31, 2016
Revenues	$140.7	$279.3
Other operating income	—	0.6

Total Income	140.7	279.9

Cost of information providers	25.1	51.6
Salaries and employee benefits	36.1	71.2
Depreciation	0.7	1.8
Amortization	25.7	51.9
Other operational expenses	18.3	32.8

Total expenses	105.9	209.3

Operating income	34.8	70.6

Finance income	17.5	68.0
Finance expenses	(120.2)	(278.5)

Net finance costs	(102.7)	(210.5)

Loss before tax	(67.9)	(139.9)

Income tax expense	16.8	35.7

Loss	$(84.7)	$(175.6)

Burea van Dijk Historical U.S. GAAP after reclassifications (in millions)
	Six months ended June 30, 2017	Year ended December 31, 2016
Revenue	$140.7	$279.9

Expenses
Operating	55.7	98.8
Selling, general and administrative	23.0	56.8
Depreciation and amortization	26.4	53.7
Acquisition-related expenses	0.8	—

Total expenses	105.9	209.3

Operating income	34.8	70.6

Non-operating (expense) income, net
Interest expense, net	(116.2)	(219.2)
Other non-operating income, net	13.5	8.7

Non-operating (expense) income, net	(102.7)	(210.5)

Loss before provision for income taxes	(67.9)	(139.9)
Provision for income taxes	16.8	35.7

Net loss	$(84.7)	$(175.6)